Exhibit K

June 26, 2018

Delaware Life Insurance Company

1601 Trapelo Road, Suite 30

Waltham, Massachusetts 02451

Re:	Post-Effective Amendment No. 32 to the Registration Statement of Delaware Life Variable Account G on Form N-6, File No. 333-65048

Ladies and Gentlemen:

You have requested my Opinion of Counsel in connection with the filing of the post-effective amendment to the above-referenced registration statement (the “Registration Statement”) of Delaware Life Variable Account G (the “Variable Account”), a separate account of Delaware Life Insurance Company, a Delaware corporation (the “Company”), with respect to the proposed sale of an indefinite amount of flexible premium variable universal life insurance policies (the “Policies”) described in the prospectus (the “Prospectus”) contained in the Registration Statement.

I have examined all such corporate records of the Company and such other documents and laws as I consider necessary as a basis for this opinion. On the basis of such examination, it is my opinion that:

1.	The Company is a corporation in good standing duly organized and validly existing under the laws of the state of Delaware.

2.	The Variable Account has been duly established by the Company under the laws of the State of Delaware.

3.	Assets allocated to the Variable Account will be owned by the Company, and the Policies provide that the portion of assets of the Variable Account equal to the reserves and other Policy liabilities with respect to the Variable Account will not be chargeable with liabilities arising out of any other business the Company may conduct.

4.	When issued and sold as described in the Prospectus, the Policies will be duly authorized and will constitute validly issued and binding obligations of the Company in accordance with their terms.

I hereby consent to the filing of this opinion as an exhibit to the post-effective amendment to the Registration Statement.

Very truly yours,

/s/ Kenneth N. Crowley
Kenneth N. Crowley, Esq.
AVP & Senior Counsel